Exhibit 5.1

SPECTRUM LAW GROUP, LLP
1900 Main Street, Suite 300
Irvine, California 92614
Telephone: (949) 851-4300
Fax: (949) 851-4300

13 September 2012

PURE Bioscience, Inc.
1725 GILLESPIE WAY
EL CAJON, California 92020

Re:           Securities Registered Under Registration Statement on Form S-3

Ladies & Gentlemen:

with PURE’s filing of a Registration Statement on Form S-3 (File No. 333-182475), as amended or supplemented (the “Registration Statement”). The Registration Statement was filed with the Securities and Exchange Commission (the “Commission”) on 29 June 2012 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by PURE of up to $50,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on 31 July 2012. Reference is made to our opinion letter dated 29 June 2012 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the Prospectus Supplement dated 13 September 2012 and filed by the Company with the Commission pursuant to Rule 424 under the Securities Act (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering by the Company of (i) up to 3,784,000 shares of PURE common stock (the “Firm Shares”); and, (ii) up to 567,600 shares of PURE common stock as part of the over-allotment (the “Additional Shares”), covered by the Registration Statement. We understand that the Firm Shares and the Additional Shares (collectively, the “Issued Shares”) are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law). Based on the foregoing, we are of the opinion that as of the date of this letter the Issued Shares have been duly authorized and, upon issuance and delivery against payment therefor, will be validly issued, fully paid, and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Prospectus Supplement and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Spectrum Law Group, LLP SPECTRUM LAW GROUP, LLP